EXHIBIT 99.2

Sport Chalet Second Quarter Conference Call
November 11, 2013, 5:00 PM ET
Chairperson: Steve Teng

Operator:          Good afternoon, ladies and gentlemen, and welcome to the Sport Chalet second-quarter fiscal 2014 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time.

As a reminder, ladies and gentlemen, this conference is being recorded today, November 11, 2013, and may not be reproduced in whole or in part without permission from the Company.

I would like to introduce Steve Teng of Sport Chalet. Please go ahead.

Steve Teng:     Thank you, operator. Good afternoon, everyone, and thank you for joining us today. If you have not received a copy of our press release, please call 818-949-5300, and we can have a copy sent to you.

Before we begin, I would like to make a brief statement regarding forward-looking remarks that you may hear on the call. Except for historical information, the statements made on this conference call are forward-looking and made pursuant to the Safe Harbor Provisions of the Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results.

Those risks include, among other things, the specific forward-looking statements made on this conference call and the risks associated with each; the negative effects of the economic downturn on the Company's sales; limitations on borrowing under the Company's bank-credit facility; the Company's ability to control operating expenses and cost; the competitive environment of the sporting-goods industry in general, and in the Company's specific market areas; inflation; the challenge of maintaining a competitive position; the Company's ability to manage the growth of its team-sales division and online business; changes in costs of goods and services; and the weather and economic conditions in general and in specific market areas.

These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

I would now like to turn the call over to Howard Kaminsky, Chief Financial Officer of Sport Chalet. Howard, please go ahead.

Howard Kaminsky:     Thanks, Steve. Good afternoon, everyone, and thank you for joining us today.

On the call with me is Craig Levra, our Chairman and Chief Executive Officer. Following my review of our financial results for the second quarter and 26 weeks ended September 29, 2013, Craig will provide further commentary. After our formal comments, we'll both be available for any questions you might have.

For the second quarter, sales decreased $4.7 million, or 5.2%, to $86.7 million. The sales decrease is primarily the result of a comp-store sales decrease of 2.5%, due to general consumer caution, as well as a sales decrease of $1.8 million from the closure of three underperforming stores, and a sales decrease in our team-sales division of 21.6%, due to the departure and recent replacement of several sales reps.

These decreases are partially offset by a 32.4% increase in online sales and sales from the one new concept store opened at the end of June. Sales for the first half of fiscal 2014 decreased $7.1 million, or 4%, to $168.3 million, for reasons similar to those mentioned for Q2.

For the 26-week period, comparable-store sales decreased 1.7%. The closure of three stores accounted for $2.9 million of the decrease, and we had a 25.5% decrease in our team-sales division.

These decreases were partially offset by a 35% increase in online sales and sales from the one new concept store. I'm pleased to say that since September, we have seen positive comp-store sales growth, and in October, our team-sales division was also up.

Gross profits in the quarter as a percent of sales decreased to 25.9% from 27.6% for the second quarter of the prior year. The decrease in gross profit is primarily a result of an increase in promotional activity to stimulate sales, as well as the leverage lost from the decrease of sales.

Gross profits for the 26 weeks ended September 29 as a percent of sales decreased to 26.1% from 27.7%. Again, the decrease as a percent of sales is primarily the result of an increase in promotional activity.

Expenses for Q2 as a percent of sales increased to 26.3% from 24%, primarily due to the decrease in sales, as well as an increase of $700,000 in advertising. The expenses related to the new store were offset by savings from the store closures.

The previously announced expense reduction, which will total $3.2 million on an annualized basis when fully realized, were partially implemented this quarter, and savings of $400,000 in labor were offset by increases in self-insurance accruals for Worker's Compensation and group insurance, which tend to fluctuate from quarter to quarter.

Expenses for the 26 weeks ended September 29 increased $1.8 million, or 4.1%, primarily due to increases of $900,000 in advertising, $400,000 associated with the growth of the online business, and $600,000 in self-insurance accruals. This increase, combined with the decline in sales, resulted in an increase as a percent of sales to 26.4% from 24.3%.

As we diligently prepare for the upcoming holiday season, we continue to execute on our expense-reduction initiatives. Net loss for the quarter increased to $3 million, or $0.21 per diluted share, compared to net income of $800,000, or $0.05 per diluted share, for Q2 last year.

Net loss for the first half increased to $5.9 million, or $0.41 per diluted share, compared to net income of $900,000, or $0.06 per diluted share for the same period last year.

For our balance sheet, inventory increased 2.3% on an average-store basis for the 26 weeks ended September 29, compare to the same period last year. We had previously made additional investments in merchandise categories that had exhibited the greatest sales-growth potential, which combined with the overall weak sales and store closures in the first half of fiscal 2014 caused the average inventory per store to increase, masking our efforts to reduce inventory.

The increase in average inventory per store is obviously unfavorable , and we continue to focus on inventory productivity and expense improvements during the second half of fiscal 2014.

On September 29, our bank line had a borrowing capacity of $75 million, of which we utilized $54.5 million, leaving $10.8 million in availability, $4.2 million above the covenant availability requirement.

And now, I'll turn the call over to Craig for his comments on our performance.

Craig Levra:      Thank you, Howard, and good afternoon, everyone.

Overall sales for the quarter decreased 5% from the second quarter of 2013, due to a 2.5% decrease in comparable store sales. Our comparable-store sales were weak in July and August, hurt by the macroeconomic factors, including the uneven retail environment, with higher spending on big-ticket items, such as cars, furniture, electronics, and appliances, cutting into spending in other areas, such as sporting goods and entertainment.

However, we are pleased that in September we experienced positive comparable-store sales growth that have seen similar sales trends as we enter the fall season.

While our results were not what we hoped they would be this quarter, there were several bright spots for us, including the performance of our next-generation store in downtown Los Angeles. The store is outperforming our expectations and is delivering better-than-average sales per square foot and gross margin.

The success of this store opens a new set of possibilities for Sport Chalet, whereby we can build a dynamic, productive store in any size or format. We believe there is enormous sales-growth potential in rolling out this next-generation format across our existing store base for a strategic store-refresh program, as well as identifying locations in and outside of our core markets for expansion locations.

Second-quarter sales were also impacted by lower sales on our team-sales division, which declined 22% versus the year-ago quarter, due to a transition in personnel.

Sales trends are improving, though, as our new sales reps are ramping up their sales performance, and the sales reps who have been with Sport Chalet are all comping higher versus last year. As a result, team sales for October were higher, reversing the six-month trend.

Our dedicated Sport Chalet team website continues to generate strong sales; and at the end of the second quarter, we were already at 70% of our full-year sales goal.

Second-quarter sales for our fastest-growing channel, our online store, continued to grow at a double-digit pace, which we were 32% higher than the year-ago quarter. Our online success is due in part to Sport Chalet's brand recognition, which extends well beyond our core retail markets.

As a result, today nearly half of our online sales come from states where Sport Chalet doesn't have a brick-and-mortar presence. We also know that customers in our core retail markets use the site often for inventory look-up features before making a store visit. As well, customers find the level of expert engagement online is strong, and that makes using the site a seamless Sport Chalet shopping experience.

Our Action Pass customer-loyalty program continues to grow. During the second quarter, we were pleased to welcome 94,000 new members, bringing the total to more than 2.2 million members.

Action Pass members are first to receive our targeted marketing communications, and they enjoy rewards to be used in store or online; and as a result, sales to Action Pass members represented 63% of total sales in the quarter.

Thanks to improved inventory purchasing reductions made in the first quarter, we entered the second quarter with a clean inventory position, which served us well as the retail industry in general experienced lackluster consumer spending in the quarter.

Economists are forecasting more of the same, in terms of consumer spending for the holiday season, particularly after the government shut-down, which negatively impacted consumer confidence.

To stay ahead of this trend, and thanks to our careful inventory management, we have very little aged inventory on hand as we head into the holiday selling season. We believe we are in a position to adjust quickly to changes in demand as holiday sales trends unfold.

At Sport Chalet, we are committed to continuous improvement and to providing a highly differentiated shopping experience. One of the ways we distinguish ourselves is through the use of technology to create a multi-channel experience for our customers, bringing Sport Chalet's wide assortment of products and services to our customers when, where, and how they want to shop, whether it be online, through our mobile website, or in person.

We believe it is critical to adapt our business model to the changing ways that consumers shop. Some of the things that we offer that set us apart from most other retailers include the fact that we carry our vendors' top-of-the-line merchandise and act as their brand ambassador. We don't compete with our vendors by offering private-label merchandise.

While many other retailers are in the testing phase of order-today, deliver-today service, we offer that service today in all 52 of our Sport Chalet stores.

We offer online inventory look-up, personalized marketing, and both in-store fulfillment and returns. Currently nine of our stores are equipped with iPads for in-store shopping to help drive personal engagement between our experts and our customers, using mobile access to access real-time inventory. Our goal is to have wireless and tablet capabilities in all stores.

We price-match every day, online and in store. We think that reaching customers across these multiple channels have tremendous advantages in building customer loyalty and providing a rewarding shopping experience; and it's one of the reasons why we added Miki Berardelli, Chief Marketing Officer for fashion power-house Tory Burch, to our board of directors.

Miki brings a wealth of experience to marketing some of the retail industry's most prominent and innovative brands, and we are very excited to welcome her to our board to gain her insight on our marketing and E-commerce strategies.

Miki replaced Eric Olberz, son of Sport Chalet founders Norbert and Irene Olberz, who recently stepped down from the board. I would like to personally thank Eric for his 20 years of tremendous service. While we will miss his contribution at the board level, I look forward to his continued support as a significant shareholder of our Company.

Finally, during the quarter we announced the retention of Cappello Capital group as our exclusive financial advisor. Cappello Capital is helping us locate the ideal partner or partners to accelerate our growth strategy.

While there is not much we can way while our process with Cappello is underway, I look forward to updating you when we have something definitive to share. To that end, we will be unable to comment on any questions specific to this process beyond what we have said publicly.

In closing, we experienced a challenging start to the quarter, but we are encouraged by the positive comp-store sales that we saw in September and the improving trends we are seeing at the beginning of the third quarter.

We are very excited about the performance of our next-generation store format and are optimistic about the possibilities it brings to our existing store base and growth potential in new markets.

We are hopeful that the retail environment will show signs of sustained improvement very soon and are confident that the operating leverage we have built in our model will lead to improved bottom-line results.

Thank you for joining us today and for your continued interest in Sport Chalet. And now we'll open up the call in the event any of you have any questions. Operator?

Operator:          Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. If you would like to ask a question, please press the star followed by the 1 on your Touch Tone phone. To remove yourself from the queue, press the star followed by the 2. And if you're using speaker equipment, please lift the handset before making your selection. Once again, it's star 1 to ask a question.

I'm showing there are no questions. I'll turn the call back to Management for closing comments.

Craig Levra:      Well, this is Craig again. Thank you very much for joining us today. If you have any followup questions or some come to mind, please don't hesitate to contact Howard Kaminsky or myself.

Operator:          Ladies and gentlemen, this concludes our conference for today. We thank you for your participation. You may now disconnect.